                     The Penn Insurance and Annuity Company
B000912C
                               Wilmington,Delaware

          Mailing Address: Independence Square, Philadelphia, PA 19172

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                 Individual Variable And Fixed Annuity Contract
                           Flexible Purchase Payments

                  o       Annuity Payments payable on Annuity Date
                  o       Flexible Purchase Payments payable until Annuity Date
                  o       Nonparticipating
                  o The Company will make monthly annuity payments and other payments as set forth in this contract.

VALUES AND PAYMENTS UNDER THIS CONTRACT, WHEN BASED UPON THE INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT, ARE VARIABLE. THEY MAY DECREASE OR INCREASE AND ARE NOT GUARANTEED AS TO FIXED DOLLAR AMOUNT.

TEN DAY RIGHT TO REVIEW CONTRACT: The Contract Owner may cancel this contract within ten days after its receipt. Simply return or mail it to the Company or the representative through whom it was purchased. The Company will refund the Contract Value as of the time notification is received.

READ YOUR POLICY CAREFULLY. This policy is a legal contract between the Contract Owner and the Company.






Executed on the Contract Date by The Penn Insurance and Annuity Company.




[GRAPHIC OMITTED]
Secretary and Counsel





[GRAPHIC OMITTED]
Chairman of the Board and
President






IA-94
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Contract Owner:                                 Contract Number:

Contract Date:                                  Annuity Date:

Annuitant:                                      Age of Annuitant:

B000913I
Guide to Contract Sections
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



1.  Contract Specifications                 10.  Annuity Options
2.  Endorsements                            11.  Annuity Option Tables
3.  Definitions                             12.  Death Benefit
4.  Purchase Payments                       13.  Transfers
5.  The Separate Account                    14.  Withdrawal
6.  The Fixed Account                       15.  General
7.  Charges and Deductions
8.  Contract Value
9.  Annuity Payments

                                            Additional Contract Specifications
                                            and a copy of any applications
                                            follow Section 15.

1.  Contract Specifications

Market Type: Non-Qualified

Separate Account: PIA Variable Annuity Account I

SCHEDULE OF PURCHASE PAYMENTS

Initial Purchase Payment of $10,000.00 was allocated to the contract on March 1, 1995 as follows:
         Variable Account        70%
         Fixed Account           30%

Subsequent Purchase Payments may be made subject to the provisions of the contract.



SCHEDULE OF ANNUAL CHARGES

Contract Administration Charge*: $30 (or 2% of the variable account value if lower)
Asset Based Contract Administration Charge**:  .15%
Mortality & Expense Risk Charge**:  1.25%

Date Contract Administration Charge is Deducted each year:   February 28

*THE CONTRACT ADMINISTRATION CHARGE APPLIES EACH YEAR THERE IS A VARIABLE ACCOUNT VALUE WHICH IS LESS THAN $50,000.

**THE MORTALITY AND EXPENSE RISK CHARGE AS WELL AS THE ASSET BASED CONTRACT ADMINISTRATION CHARGE ARE MADE DAILY AGAINST THE ASSETS OF THE SEPARATE ACCOUNT.

Schedule of Contingent Deferred Sales Charge

Number of contract years since                           Contingent Deferred
purchase payment                                             Sales Charge
                             (% of purchase payment)
      0                                                           6%
      1                                                           6
      2                                                           5
      3                                                           4
      4                                                           3
      5                                                           2
      6                                                           1
      7+                                                          0

REFER TO SECTION 7 OF THE CONTRACT FOR FURTHER INFORMATION ON THE CONTINGENT DEFERRED SALES CHARGE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
CONTRACT OWNER:  William Penn             CONTRACT NUMBER:  99999999


CONTRACT DATE:  March  1, 1995            ANNUITY DATE:  March 1, 2045


ANNUITANT:  William Penn                  AGE OF ANNUITANT:  35

IA-94                                                             Page 3

2.  Endorsements



B000950E

3.  Definitions

B000927P
ACCUMULATION UNIT: A unit of measure used to compute the Variable Account Value under the contract prior to the Annuity Date. See Section 8.

ANNUITANT: The person during whose life annuity payments are made.

ANNUITY DATE: The date on which annuity payments start.

ANNUITY UNIT: A unit of measure used to calculate the amount of a variable annuity payment. See Section 9.

CONTRACT OWNER: The person specified in the contract as the contract owner. The Contract Owner has all rights to control all aspects of the contract, including, after the Annuity Date and before the death of the Annuitant, the right to transfer amounts among the subaccounts of the Separate Account and the right to change the beneficiary.

FIXED ACCOUNT: The account under which amounts are held for the Contract Owner under all fixed interest options prior to the Annuity Date.

INTEREST PERIOD: The period of time for which an interest rate declared by the Company is guaranteed. The period begins on the first day of the calendar month in which allocation or transfer is made.

QUALIFIED PLAN: A retirement arrangement that receives special tax treatment under Section 401, 403, 408, or any similar provisions of the Internal Revenue Code.

VARIABLE ACCOUNT: The account under which amounts are held for the Contract Owner under all subaccounts of the Separate Account prior to the Annuity Date.

THE COMPANY: The Penn Insurance and Annuity Company.

4.  Purchase Payments

Purchase payments will be allocated to the subaccounts of the Separate Account and to the fixed interest options of the Fixed Account as directed by the Contract Owner in the application for this contract.

Subsequent purchase payments will continue to be allocated, as specified in the application, to the subaccounts of the Separate Account and to the fixed interest options of the Fixed Account unless the Contract Owner directs that the purchase payments be allocated otherwise.

Purchase payments applied to the contract after issue may be made at any time without prior notice to the Company. The minimum subsequent purchase payment is $250.

Total purchase payments may not exceed $1,000,000 at any time without the consent of the Company.

5.  The Separate Account

The Separate Account. The Separate Account named on Page 3 was established by the Company for this and other variable contracts. The Separate Account is divided into subaccounts for the investment of assets in shares of the mutual funds which are listed in the Additional Contract Specifications Page.

The Company owns the assets held in the Separate Account. However, the portion of the assets of each subaccount of the Separate Account equal to the reserves and other contract liabilities with respect to the subaccount of the Separate Account are not chargeable with the liabilities arising out of any other business the

                                                                          Page 6
B000928P
5.  The Separate Account (continued)

Company may conduct. Income and realized and unrealized gains and losses from the assets held in each subaccount are credited to or charged against the subaccount without regard to the income, gains or losses in other investment accounts of the Company. Shares of a mutual fund held in a subaccount will be redeemed at current net asset value to make transfers, pay benefits and cover applicable charges and deductions. Any dividend or capital gain distribution from a mutual fund will be reinvested in shares of that mutual fund.

SUBSTITUTION OF INVESTMENT. If investment in a subaccount should no longer be possible, or a subaccount's investment in a particular mutual fund should no longer be possible, or, in the judgment of the Company, investment in a subaccount or mutual fund becomes inappropriate to the purposes of the contract, or, if in the judgment of the Company, investment in another subaccount, mutual fund or insurance company separate account is in the interest of Contract Owners of this class of contracts, the Company may substitute another subaccount, mutual fund or insurance company separate account. Substitution may be made with respect to existing investments and the investment of future purchase payments.

Substitution will be subject to the approval of the Insurance Department of the jurisdiction in which this contract is delivered and all other approvals required under applicable law.

6.  The Fixed Account

The Fixed Account. The Fixed Account consists of the fixed interest options which are listed in the Additional Contract Specifications Page.

Amounts allocated or transferred to the Fixed Account under this contract become a part of the general account assets of the Company and do not fluctuate with regard to investment experience.

INTEREST. Amounts held in the fixed interest options of the Fixed Account will be credited with interest at effective annual rates declared by the Company. Amounts allocated or transferred to the Fixed Account will be credited with the declared interest rate for the fixed interest option selected. The declared interest rate will apply from the date of the allocation or transfer through the end of the interest period which is indicated in the Additional Specifications Page for that option. At the expiration of an interest period, the Company will renew the fixed interest option that has expired at the new rate declared for the interest period at that time. For the 25 days following the expiration of such period, the Contract Owner may transfer all or a portion of the amount held in such fixed interest option to other fixed interest option(s) of the Fixed Account or to subaccount(s) of the Separate Account.

The Company will declare an effective annual rate for the One Year Fixed Interest Option which is at least equal to the cost of living factor. The cost of living factor is a six month average of the annualized rate of change of the Consumer Price Index for All Urban Consumers for the six calendar months ending one month prior to the effective date of the interest rate. The rate of change for a month is the ratio of (a) the difference in the month's index and the previous month's index to (b) the previous month's index. The Consumer Price Index for All Urban Consumers is published monthly by the Bureau of Labor Statistics of the United States Department of Labor. If this index is discontinued or a new Index series is established on a different basis, the Company may establish a new basis for determining the cost of living factor. The Contract Owner will be given at least 90 days notice of any such change.

The Company will not declare rates of interest for any fixed interest option of less than 3%.

7.  Charges and Deductions

B000929P
Contract Administration Charges. These charges are assessed against contracts with a Variable Account Value. The first charge is the lesser of 2% of the Variable Account Value at the time of the deduction or $30. This charge will only be applied if the Variable Account Value at the time the charge is incurred is less than $50,000. It will be deducted each year on the date specified on Page 3. It will also be deducted when the Variable Account Value is withdrawn or transferred in full if withdrawal or transfer is not on the date specified on Page 3. The charge will not be deducted on or after the Annuity Date.

The second charge is an asset based contract administration charge. On an annual basis a charge is made equal to 0.15% of the daily net asset value of the Variable Account.

MORTALITY AND EXPENSE RISK CHARGE. This charge is made to compensate the Company for the mortality guarantees made under this contract and for guaranteeing that the contract administration charges will not be increased by the Company over the life of this contract or other contracts under the same class. On an annual basis it equals 1.25% of the daily net asset value of the Variable Account.

CONTINGENT DEFERRED SALES CHARGE. This charge, if applicable, will be deducted upon withdrawal, in whole or in part, of the Contract Value. For further definition of the charge, see Section 14 - Withdrawal.

PREMATURE WITHDRAWAL CHARGE. This charge applies to withdrawals made from the fixed interest options of the Fixed Account prior to the completion of the interest period. Withdrawals from the One Year Fixed Interest Option are not subject to this charge. For further definition of the charge, see Section 14 Withdrawal.

PREMIUM TAXES. The Company may deduct from the Contract Value any premium or other taxes payable to a state or other government entity. Should the Company elect not to assess any amount so due, the Company is not waiving any right to collect such amounts at a later date.

DEDUCTIONS. The asset based contract administration charge and the mortality and expense risk charge will be computed and deducted from each subaccount of the Separate Account in which the Contract Owner is invested. This deduction will be made daily.

The Company will deduct other charges applicable to the Variable Account by canceling Accumulation Units or Annuity Units. The value of the canceled units will be equal to the amount of the charges. Cancellation of Accumulation Units will be in the ratio of the Contract Owner's share in each subaccount of the Separate Account to the Variable Account Value.


8.  CONTRACT VALUE

THE CONTRACT VALUE. The contract value is the sum of the Variable Account Value and the Fixed Account Value.

THE FIXED ACCOUNT VALUE. The Fixed Account Value is the sum of all money allocated or transferred to the fixed interest options of the Fixed Account plus all interest credited to the Fixed Account. This amount shall be adjusted for withdrawals, transfers and charges.

THE VARIABLE ACCOUNT VALUE. The Variable Account Value is the sum of the values of the Accumulation Units held in the subaccounts of the Separate Account for this contract.

NUMBER OF ACCUMULATION UNITS. For each subaccount of the Separate Account, the number of Accumulation Units is the sum of (a) divided by (b), where:

(a) is each amount allocated to the subaccount; and

(b) is the value of the Accumulation Unit for that subaccount for the valuation period in which the purchase payment was received.

    The number of Accumulation Units will be adjusted for transfers, withdrawals and charges. Adjustments will be made as of the valuation period in which all requirements for the transaction are received.

VALUE OF EACH ACCUMULATION UNIT. For each subaccount of the Separate Account, the value was arbitrarily set at $10 when the subaccount was established. The value may increase or decrease from one valuation period to the.

                                                                          Page 8
B000930P
8.  Contract Value (continued)


next.  For any valuation period the value is (a) multiplied by (b), where:
(a)  is the value of an Accumulation Unit for the prior valuation period; and
(b) is the net investment factor for that subaccount for the current valuation period.

NET INVESTMENT FACTOR. As used in this contract, net investment factor is an index used to measure the investment performance of a subaccount from one valuation period to the next. For any subaccount, the net investment factor for a valuation period is found by dividing (a) by (b) and subtracting (c), where:

(a)  is the net result of:
     (1) net asset value per-share of the mutual fund held in the subaccount as of the end of the valuation period; plus
     (2) the per-share amount of any dividend or capital gain distributions by the mutual fund if the "ex-dividend" date occurs in the valuation period; plus or minus
     (3) a per-share charge or credit as the Company may determine, as of the end of the valuation period, for tax reserves.
(b)  is the net result of:
     (1) the net asset value per-share of the mutual fund held in the subaccount as of the end of the last prior valuation period; plus or minus
     (2) the per-share charge or credit for tax reserves as of the end of the last prior valuation period.
(c) is the sum of the daily asset based contract administration charge, the daily mortality and expense risk charge. On an annual basis, the sum of such charges equals 1.40% of the daily net asset value of the Separate Account.

VALUATION PERIOD. It is the interval of time from one valuation to the next. Valuation is the time when shares of the applicable mutual funds are valued.

9.  ANNUITY PAYMENTS

ANNUITY DATE. Unless another Annuity Date was chosen in the application or later written notification, the Annuity Date will be the later of the first day of the next month after the Annuitant's 85th birthday or 10 years after the Contract Date.

The Annuity Date may not be earlier than the second contract anniversary and must be on the first day of a month. The Contract Owner may change the Annuity Date up to 30 days before the current Annuity Date.

ANNUITY OPTIONS. The Contract Owner may choose a fixed annuity option, a variable annuity option, or a combination of both up to 30 days prior to the Annuity Date.

On the Annuity Date, the Contract Value, net of premium taxes if applicable, must be annuitized. If not otherwise specified by the Contract Owner, the contract will be annuitized on the Annuity Date based on a life annuity with payments guaranteed for a 10 year period. If not otherwise specified by the Contract Owner, the Fixed Account Value will be annuitized under the fixed annuity option and the Variable Account Value will be annuitized under the variable annuity option.

MINIMUM ANNUITY PAYMENTS. If the Contract Value to be applied at the Annuity Date is less than $5,000, the Company may pay such amount in a lump sum. Annuity payments will be made monthly, quarterly, semi-annually or annually at the Contract Owner's request. If any payment would be less than $50, the Company may change the frequency so that payments are at least $50 each.

AMOUNT OF FIXED ANNUITY PAYMENTS. The portion of the Contract Value designated by the Contract Owner for a fixed annuity option, will be applied to that annuity option as of the Annuity Date. The monthly income under Option 1, Option 2, Option 3 and Option 4 which are defined in Section 10 will equal the monthly income under a comparable single premium nonparticipating annuity available from the Company at the time fixed annuity payments are to begin.

In no event will the monthly income under Option 1, Option 2, Option 3 and Option 4 be less than the

B000931P
guaranteed monthly income. The guaranteed monthly income will be equal to that portion of the Contract Value, designated by the Contract Owner for a fixed annuity option, applied to the Annuity Options Table in Section 11. The Annuity Options Table shows the amount of the first payment for each $1,000 so applied, according to the age at the Annuity Date. The tables are based on the 1983a Individual Annuity Mortality Table, without projections, 50% male/50% female with an effective annual interest rate of 3%. Adjusted ages are used in applying those tables.

FIRST VARIABLE ANNUITY PAYMENT. The portion of the Contract Value designated by the Contract Owner for a variable annuity option will be applied to the Annuity Option Table in Section 11 for the variable annuity option chosen as of the Annuity Date.

SUBSEQUENT VARIABLE ANNUITY PAYMENTS. Payments after the first will vary in amount according to the investment performance of the subaccount(s). The payment amount may change from month to month. The amount of each subsequent payment is the sum of (a) multiplied by (b) for each applicable subaccount, where:

(a) is the number of Annuity Units for the subaccount; and
(b) is the value of an Annuity Unit for that subaccount for the valuation period in which payment is due.

The amount of each annuity payment after the first will not be affected by variations in expense or mortality experience.

NUMBER OF ANNUITY UNITS. The number of units for the subaccount of each investment account chosen is (a) divided by (b), where:

(a) is the amount of the first variable annuity payment attributable to that subaccount; and
(b) is the value of an Annuity Unit for the subaccount as of the Annuity Date.

The number of Annuity Units is fixed except for adjustments for subaccount transfers. Adjustments will be made as of the valuation period in which all requirements for the transfer are received.

Value of Each Annuity Unit. For each subaccount, the value of an Annuity Unit was arbitrarily set at $10 when the subaccount was established. The value may increase or decrease from one valuation period to the next. For any valuation period the value is (a) multiplied by (b) multiplied by (c), where:

(a) is the value of an Annuity Unit for the last prior valuation period (b) is the net investment factor for that subaccount for the valuation period (c) is an interest factor to neutralize the assumed investment rate of 3% built into the annuity tables.

NET INVESTMENT FACTOR. The net investment factor is an index used to measure the investment performance of a subaccount from one valuation period to the next. For any subaccount, the net investment factor for a valuation period is found by dividing (a) by (b) and subtracting (c), where:
 (a) is the net result of:

    (1) net asset value per-share of the mutual fund held in the subaccount as of the end of the valuation period; plus
    (2) the per-share amount of any dividend or capital gain distributions by the mutual fund if the "ex-dividend" date occurs in the valuation period; plus or minus
    (3) a per-share charge or credit as the Company may determine, as of the end of the valuation period, for tax reserves.

(b) is the net result of:
    (1) the net asset value per-share of the mutual fund held in the subaccount as of the end of the last prior valuation period; plus or minus
    (2) the per-share charge or credit for tax reserves as of the end of the last prior valuation period.
(c) is the sum of the daily asset based contract administration charge and the daily mortality and expense risk charge. On an annual basis, the sum of such charges equals 1.40% of the daily net asset value of the Separate Account.

                                                                         Page 10
B000932P
10.  Annuity Options
Option 1 - Annuity for Specified Number of Years. Payments will be made for a specified number of years, which may not be less than 5 nor more than 30. This option is available for a fixed annuity only.

OPTION 2 - LIFE ANNUITY. Payments will be made for the life of the Annuitant. Payments will cease with the last payment due prior to the Annuitant's death.

OPTION 3 - LIFE ANNUITY WITH PAYMENTS GUARANTEED FOR 10 OR 20 YEARS. Payments will be made for the life of the Annuitant. A guaranteed payment period of either 10 or 20 years may be chosen.

OPTION 4 - JOINT AND SURVIVOR LIFE ANNUITY. The initial payment will be made if either the Annuitant or the designated second Annuitant are living. Subsequent payments will continue during the joint lives of the Annuitants and thereafter during the life of the surviving annuitant. Payments will end with the last payment due before the death of the last Annuitant to die.

Other annuity forms may be available with the consent of the Company.

If the Annuitant dies prior to the end of the specified period under Option 1 or the guaranteed period under Option 3, the beneficiary may choose either:

(1) To have the payments continue for the remainder of the specified or guaranteed period, or

(2) To receive at any time in one sum the present value of the remaining payments to be made over the specified or guaranteed period.

If the beneficiary dies while receiving annuity payments under Option 1 or the guaranteed period of Option 3, the present value of remaining payments will be paid in one sum to the beneficiary's estate unless otherwise specified. The present value will be computed as of the valuation period in which due proof of death and the necessary forms to make payment to a beneficiary are received at our Administrative Office. At that time, the present value of the fixed annuity option will be commuted at a rate set by the Company on the annuity date and the present value of the variable annuity option will be commuted at 3%.

PAYMENTS. Payments will be made on the first day of the month starting with the Annuity Date. Payments under all options will be made to or at the direction of the Contract Owner.

11.  Annuity Option Tables

B000933P
The following tables show the amount of the first monthly income payment for each $1,000 of value applied under an annuity option. "Age" as used in the tables for Options 2,3, and 4 means an adjusted age determined in the following manner from the actual age of the Annuitant on the birthday nearest the date of the first payment:

         DATE OF FIRST PAYMENT                       ADJUSTED AGE
      Before calendar year 2000                   Actual Age
            2000-2009                             Actual age decreased by 1
            2010-2019                             Actual age decreased by 2
            2020 and later                        Actual age decreased by 3

                OPTION 1 - ANNUITY FOR SPECIFIED NUMBER OF YEARS

------------------------------------------------------------------------------------------------------------------------------------
Number of Years     5      6       7        8        9        10      11     12     13       14        15       16      17
Monthly Income    17.91  15.14   13.16    11.68    10.53      9.61    8.86   8.24   7.71     7.26      6.87     6.53    6.23

------------------------------------------------------------------------------------------------------------------------------------
Number of Years    18     19       20        21       22        23      24     25     26       27      28       29      30
Monthly Income     5.96   5.73    5.51     5.32     5.15      4.99    4.84   4.71   4.59     4.47      4.37     4.27    4.18
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
OPTION 2 - LIFE ANNUITY AND OPTION 3 - LIFE ANNUITY WITH PAYMENTS GUARANTEED FOR
10 OR 20 YEARS

                                            LIFE                     10 YEARS                  20 YEARS
                  AGE                      ANNUITY                  GUARANTEED                GUARANTEED
------------------------------------------------------------------------------------------------------------------------------------

                  50                        4.09                       4.06                      3.96
                  51                        4.16                       4.12                      4.01
                  52                        4.23                       4.19                      4.07
                  53                        4.31                       4.27                      4.13
                  54                        4.39                       4.35                      4.19

                  55                        4.48                       4.43                      4.25
                  56                        4.57                       4.51                      4.32
                  57                        4.67                       4.60                      4.38
                  58                        4.77                       4.70                      4.45
                  59                        4.88                       4.80                      4.51

                  60                        5.00                       4.90                      4.58
                  61                        5.13                       5.02                      4.65
                  62                        5.26                       5.13                      4.72
                  63                        5.41                       5.26                      4.79
                  64                        5.56                       5.39                      4.85

                  65                        5.73                       5.52                      4.92
                  66                        5.90                       5.67                      4.98
                  67                        6.09                       5.81                      5.04
                  68                        6.29                       5.97                      5.10
                  69                        6.50                       6.13                      5.15

                  70                        6.74                       6.30                      5.20
                  71                        6.98                       6.47                      5.25
                  72                        7.25                       6.65                      5.29
                  73                        7.54                       6.83                      5.33
                  74                        7.85                       7.02                      5.36

                  75                        8.18                       7.20                      5.39
                  76                        8.54                       7.39                      5.42
                  77                        8.93                       7.58                      5.44
                  78                        9.35                       7.77                      5.45
                  79                        9.80                       7.95                      5.47

                  80                        10.28                      8.12                      5.48
                  81                        10.81                      8.29                      5.49
                  82                        11.37                      8.45                      5.49
                  83                        11.97                      8.60                      5.50
                  84                        12.61                      8.73                      5.50
                  85                        13.30                      8.86                      5.51

                                    OPTION 4 - JOINT AND SURVIVOR LIFE ANNUITY



--------------------------------------------------------------------------------
Age      50     55    60       65       70       75       80    85     Age
50       3.62   3.74  3.83     3.91     3.97     4.02     4.05  4.06   50
55       3.74   3.90  4.05     4.18     4.28     4.35     4.41  4.44   55
60       3.83   4.05  4.26     4.46     4.64     4.77     4.86  4.92   60
65       3.91   4.18  4.46     4.76     5.03     5.27     5.44  5.56   65
70       3.97   4.28  4.64     5.03     5.45     5.83     6.15  6.38   70
75       4.02   4.35  4.77     5.27     5.83     6.42     6.97  7.41   75
80       4.05   4.41  4.86     5.44     6.15     6.97     7.83  8.60   80
85       4.06   4.44  4.92     5.56     6.38     7.41     8.60  9.83   85

                                                                         Page 12
B000934P
12.  Death Benefit

DEATH BEFORE THE ANNUITY DATE. The death benefit described below shall be payable upon the earlier of the death of:
     (1) the Contract Owner (other than a trustee) or (2) the Annuitant.

Prior to the Annuity Date and upon receipt of due proof of death and the necessary forms to make payment to a beneficiary, the Company will pay to the beneficiary the total death benefit. The total death benefit is equal to the Fixed Account death benefit plus the Variable Account death benefit.

The Fixed Account death benefit is equal to the Fixed Account Value on the date of receipt of due proof of death and the necessary forms to make payment to a beneficiary.

The Variable Account death benefit is the greater of:

     (1) Variable purchase payments, net of Variable Account transfers and less the total amount of any partial withdrawals from the Variable Account; or
     (2) the Variable Account Value at the date of receipt of due proof of death and the necessary forms to make payment to a beneficiary.

If the Contract Owner dies prior to age 80, the Variable Account death benefit will be equal to the greater of:

     (1) the Variable Account death benefit; or (2) the Enhanced Variable Account death benefit.

The Enhanced Variable Account death benefit is the accumulation of all Variable purchase payments, net of Variable Account transfers and less the total amount of all withdrawals from the Variable Account. For deaths occurring prior to attained age 70, the Enhanced Variable Account death benefit is accumulated at 5% to the date of receipt of due proof of death and the necessary forms to make payment to a beneficiary. For deaths occurring after attained age 69 and prior to attained age 80, the Enhanced Variable Account death benefit is accumulated at 5 % through attained age 69 and 3% to the date of receipt of due proof of death and the necessary forms to make payment to a beneficiary.

Within one year of the date of death, the beneficiary may elect one of the following payout options if death occurs before the Annuity Date.

(1) The death benefit may be paid in a single sum. The payment will generally be made within 7 days of receipt of the necessary forms to make payment.

(2) The Contract Value may be paid out in a single sum within five years after of the date of death. At the time of this election, the beneficiary must specify the allocation of the Contract Value to the subaccounts of the Separate Account and the fixed interest options of the Fixed Account. During this election and within five years after the date of death, the beneficiary may transfer amounts among the subaccounts of the Separate Account and the fixed interest options of the Fixed Account. Transfers from the fixed interest options are subject to the limitations imposed on such options prior to the end of the interest period.

(3) The death benefit may be paid in the form of one of the Annuity Options. The payments must be made over the life of the beneficiary or over a period not extending beyond the life expectancy of the beneficiary. Payments under this option must commence within one year after the date of death.

(4) If the beneficiary is the Contract Owner's surviving spouse, the surviving spouse may elect to become the Contract Owner.

If no such election is made within one year of the date of death, the Company will pay the Contract Value to the beneficiary at that time.

If there is more than one surviving beneficiary, the beneficiaries must choose to receive their respective portions of the death benefit according to either
(1) or (2) or (3) in the preceding paragraph.

If no beneficiary survives the first to die of the Contract Owner or the Annuitant, the death benefit will be paid in a lump sum to the Contract Owner's estate or the Contract Owner, respectively.

DEATH AFTER THE ANNUITY DATE. This death benefit shall be payable upon the death of the Annuitant. If death occurs after the Annuity Date, the death benefit payable, if any, will be according to the annuity option in force.

B000935P
BENEFICIARY.THE BENEFICIARY IS THE PERSON(S) WHO IS TO RECEIVE:

     (1) Payment on the earlier of the death of the Contract Owner (other than a trustee) or the Annuitant prior to the Annuity Date, or
     (2) Remaining payments under specified or guaranteed annuity payments, if any, on death of the Annuitant on or after the Annuity Date.

The Contract Owner shall designate the beneficiary in the application. The Contract Owner may change the beneficiary at any time before the death of the Contract Owner or the Annuitant, whichever occurs first.

The estate of a beneficiary who dies before the first to die of the Contract Owner or the Annuitant shall have no rights under this contract.


13.  TRANSFERS

Transfers. Subject to and in accordance with the provisions of this contract and prior to the Annuity Date, the Contract Owner may transfer amounts among the subaccounts of the Separate Account and the fixed interest options of the Fixed Account, provided that:

(a) the minimum amount which may be transferred is $250 or, if less, the full amount held in the subaccount or fixed interest option;

(b) for partial transfers, the amount remaining in a subaccount or fixed interest option must be at least $250;

(c) amounts may be transferred from fixed interest option(s) to other subaccounts or fixed interest options only during the 25 day period immediately following the end of the interest period for which an interest rate is declared on such fixed interest option(s). Subject to and in accordance with the provisions of this contract and after the Annuity Date, the Contract Owner may transfer amounts among subaccounts of the Separate Account. Upon death of the Contract Owner or the Annuitant and under the election of a Variable Annuity option, the beneficiary shall have the right to transfer amounts among the subaccounts of the Separate Account, provided that:

(a) the minimum amount which may be transferred is $250 or, if less, the full amount held in the subaccount;

(b) for partial transfers, the amount remaining in a subaccount must be at least $250.

14.  Withdrawal

Withdrawal. Prior to the earlier of the Annuity Date, the death of the Contract Owner or the death of the Annuitant, the Contract Owner may withdraw all or part of the Contract Value.

WITHDRAWAL PAYMENTS. The Contract Owner may make a full or partial withdrawal. The minimum withdrawal is $500 or, at the time of the first withdrawal in each contract year, 15% of the total purchase payments, if less.

At the time of a partial withdrawal, the amount remaining in a subaccount or a fixed interest option must be at least $250. If the Contract Owner makes a full withdrawal, the contract must be returned to the Company.

Unless otherwise specified by the Contract Owner, the withdrawal will be made first prorata from the subaccounts of the Separate Account up to the Variable Account Value, and then from the Fixed Account beginning with the fixed interest option with the shortest interest period. Within a fixed interest option of the Fixed Account, partial withdrawals will be made from amounts most recently allocated, renewed or transferred.

                                                                         Page 14
B000936P
14.  Withdrawal (continued)

Contingent Deferred Sales Charge. The Contingent Deferred Sales Charge will be imposed upon withdrawals.

For purposes of calculating the Contingent Deferred Sales Charge, purchase payments will be allocated to the amount withdrawn. The Company will allocate the purchase payment with the earliest effective date first, then the next earliest purchase payment until the allocation is equal to the withdrawal amount. There will be no Contingent Deferred Sales Charge on amounts withdrawn that exceed the total purchase payments of the contract.

The percentage charged will vary depending upon the number of full contract years since the purchase payments were made to the time of the withdrawal in accordance with the table shown below.

NUMBER OF CONTRACT YEARS            APPLICABLE PERCENTAGE
SINCE PURCHASE PAYMENT              CHARGE

        0                                    6%
        1                                    6
        2                                    5
        3                                    4
        4                                    3
        5                                    2
        6                                    1
        7 +                                  0

The Contingent Deferred Sales Charge will be equal to the sum of charges applied to the purchase payments associated with the withdrawal. The charge applied to each purchase payment is equal to the sum of (a) multiplied by (b) for each purchase payment associated with the withdrawal, where :

(a)   is the amount of the purchase payment associated with the withdrawal, and

(b) is the percentage that corresponds to the number of full contract years since the purchase payment.

On the last day of the first contract year and once each contract year thereafter, the first withdrawal of the contract year, up to the free withdrawal amount will not be assessed a Contingent Deferred Sales Charge. The free withdrawal amount is equal to 15% of total purchase payments.

Subject to the provisions of the contract, the free withdrawal amount will be applied to the purchase payments that have been in the contract for the longest length of time.

PREMATURE WITHDRAWAL CHARGE. Subject to and in accordance with provisions of this contract, amounts withdrawn from the fixed interest options prior to the expiration of the interest period will be assessed a premature withdrawal charge.

The charge will be equal to (a) multiplied by (b) multiplied by (c), where:

(a) is the amount withdrawn from the fixed interest option, and (b) is the premature withdrawal percentage listed on the Additional Contract
      Specifications Page, and
(c) is the most recent interest rate applied to the fixed interest option from which the withdrawal is made.

The first withdrawal of each contract year, up to 15% of total purchase payments, will not incur a premature withdrawal charge. At the point in time when the interest period expires or within 25 days after the expiration of the interest period, the money allocated to the expired fixed interest options may also be withdrawn free of a premature withdrawal charge.

MAXIMUM CHARGE. The total of all the premature withdrawal charges deducted from a fixed interest option will never exceed the total amount of all interest which has been credited to such fixed interest option.

The sum of the Contingent Deferred Sales Charge and the Premature Withdrawal Charge deducted from an amount withdrawn from the Contract Value will never exceed 15% of the amount withdrawn from the Contract Value.

SYSTEMATIC WITHDRAWALS. After the contract is issued and prior to the Annuity Date, the Contract Owner may make a systematic withdrawal request if no previous withdrawal has been made during the current contract year. The withdrawals can be made on a monthly, quarterly, semiannual or annual basis. The minimum Contract Value to be eligible for a withdrawal of this type is $25,000 or such lower amount as the Company may require. The minimum systematic withdrawal amount is $50.

B000937P
A level systematic withdrawal payment will begin one modal period after the date of receipt of the request. The maximum value of a systematic withdrawal is 15% of total purchase payments at the time of the systematic withdrawal request.

The Contract Owner must send the Company written notice to either stop the systematic withdrawals or to change the amount or the mode of the withdrawals. The systematic withdrawals will terminate upon the earlier of the death of the Contract Owner or the Annuitant.


15.  GENERAL

OWNERSHIP OF CONTRACT. The Contract Owner must be named in the application. Upon written notice to the Company, the Contract Owner may assign the contract to a new Contract Owner.

DISABILITY. The Contract Owner may at any time withdraw all or any part of the Contract Value free of Contingent Deferred Sales Charge and Premature Withdrawal Charge if:
(i) the Contract Owner(other than a trustee), or the Annuitant in a Qualified Plan, is then disabled as defined in Section 72(m)(7) of the Internal Revenue Code and as applied under the Social Security Act, and
(ii) the disability began after the Contract Date, and (iii) the disability has continued without interruption for four months.

MEDICALLY RELATED WITHDRAWAL. After the first contract year for contracts issued to Contract Owners prior to their 75th birthday and prior to the Annuity Date, the Contract Owner may request to withdraw all or any part of the Contract Value free of Contingent Deferred Sales Charge and Premature Withdrawal Charge if either of the following events occur.

(a) While the contract is in force, the Contract Owner is first confined to a Medical Care Facility and remains there for at least 90 consecutive days. The Medical Care Facility must be a state licensed facility which provides medically necessary in-patient care. The facility must be prescribed based on physical limitations which prohibit daily living in a non-institutional setting by a licensed physician in writing.
(b) While the contract in force, the Contract Owner is diagnosed by a licensed physician with a Fatal Illness which is expected to result in death within 2 years of the diagnoses for 80% of the diagnosed cases.

The Company must receive due proof of the Contract Owner's confinement or Fatal Illness in writing. The Contract Owner must be living as of the date the Medically Related Withdrawal proceeds are paid. The maximum payout for all annuities with this benefit, at or issued by the Company and affiliated companies, is $500,000.

DEFERMENT OF TRANSFERS AND PAYMENTS. Transfers and payments of withdrawals from the Variable Account and payment of the Variable Account and Enhanced Variable Account death benefit will be made within seven days after receipt by the Company of all documents required for such transfer, payment of withdrawal or payment of death benefits. However, the Company may defer a transfer, a withdrawal, a death benefit payment, the Annuity Date or annuity payments under the contract, if:

(1) The New York Stock Exchange is closed (other than customary weekend and holiday closings);
(2) Trading on the New York Stock Exchange is restricted;
(3) An emergency exists such that it is not reasonably practical to dispose of securities held in the Separate Account or to fairly determine the value of its assets; or
(4) The Securities and Exchange Commission by order so permits for the protection of security holders.

Conditions in (2) and (3) will be decided by, or in accordance with rules of, the Securities and Exchange Commission.

The Company may defer a transfer or payment of a withdrawal from the Fixed Account or payment of the Fixed Account death benefit for a period not exceeding six months, if it reasonably determines that investment conditions are such that an orderly sale of assets held as part of general assets is not possible. .

INCONTESTABILITY. No material misstatement made by the applicant will void the contract unless it is contained in the written application attached to the contract. The contract will be incontestable after it has been in force for 2 years from the Contract Date.

MISSTATEMENT OF AGE. If the age of the Annuitant or a joint payee is misstated, any amount payable under this contract will be that amount which the purchase payments paid would have purchased on the basis of the correct age.

If the annuity payments have been overpaid because the age of the Annuitant or joint payee has been misstated, the amount overpaid, with interest at the rate of 6% per year or such higher rate as state law may require, compounded annually, will be charged against the payments still to be made under this contract.

If the annuity payments have been underpaid because the age of the Annuitant or joint payee has been misstated, the amount underpaid, with interest at the rate of 6% per year or such higher rate as state law may require, compounded annually, will be paid in full with the next payment due under this contract.

PROOF OF AGE AND SURVIVAL. The Company may require satisfactory proof of correct age at any time. If any payment under this contract depends on the payee being alive, the Company may require satisfactory proof of survival.

THE CONTRACT. The contract, any endorsements, any riders and its attached application are the entire contract. It is issued in consideration of the application and purchase payments.

Only the President, a Vice President, an Associate Actuary, an Actuary or Secretary of the Company may change the contract. Any change must be in writing.

At any time, the Company may make such changes in this contract as are required to make it conform with any law or regulation issued by any government agency to which it is subject.

NONPARTICIPATING CONTRACT. The contract does not participate in divisible surplus of the Company.

DATES.  Contract years and anniversaries are measured from the Contract Date.

NOTICES, CHANGES AND CHOICES. To be effective, all notices, changes and choices which the Contract Owner may make under the contract must be in writing. Contract Owner should provide notification on a form provided or approved by the Company, signed and received by the Company at its Administrative Office or designated service office. If acceptable to the Company, notices, changes and choices relating to beneficiaries and ownership will take effect as of the date signed unless the Company has already acted in reliance on the prior status. The Company is not responsible for their validity.

CONTRACT PAYMENTS. All sums payable to or by the Company are payable at its designated service office.

PROTECTION OF PROCEEDS. Annuity payments under this contract may not be assigned by the payee prior to their due dates. To the extent allowed by law, annuity payments are not subject to legal process for debts of a payee.

COMPLIANCE WITH MINIMUM VALUE REQUIREMENTS. Annuity, death and withdrawal benefits are not less than the minimum benefits required under applicable laws and regulations of the jurisdiction in which this contract is delivered.

The benefits provided under the Fixed Account of this contract are increased by interest credited in excess of the guaranteed minimums, if any.

PERIODIC REPORTS. As required by federal and state law and at least once each year, the Company will furnish the Contract Owner with periodic reports. The periodic reports will contain information on the Separate Account, the Variable Account Value, the number of Accumulation Units, the value per Accumulation Unit and the Fixed Account Value.

ADDITIONAL CONTRACT SPECIFICATIONS
--------------------------------------------------------------------------------
ELIGIBLE MUTUAL FUNDS

                                  PENN SERIES FUNDS, INC.
      INDEPENDENCE CAPITAL (ICMI)               VONTOBEL USA
         Money Market                               International Equity
         Quality Bond
         Growth Equity                          T. Rowe Price
                                                    High Yield Bond
      QUEST FOR VALUE ADVISORS                      Flexibly Managed
         Value Equity
         Small Capitalization


TCI PORTFOLIOS, INC.                            NEUBERGER & BERMAN ADVISERS
       TWENTIETH CENTURY                            MANAGEMENT TRUST
      (Investors Research)                          NEUBERGER & BERMAN
         TCI Growth Portfolio                       Limited Maturity Bond
                                                    Portfolio
                                                    Balanced Portfolio


VARIABLE INSURANCE PRODUCT FUNDS             VARIABLE INSURANCE PRODUCT FUNDS II
      FIDELITY MANAGEMENT                           FIDELITY MANAGEMENT
         Equity Income                                Asset Manager
         Growth



                                                        LENGTH OF
      ELIGIBLE FIXED INTEREST OPTIONS                INTEREST PERIOD
      -------------------------------                ---------------
      One Year                                    12 calendar months


--------------------------------------------------------------------------------

B000914B
               This contract provides valuable benefits. Please contact the Company or its agent if you have questions about this contract. Please notify the Company promptly of any changes in address


               The Penn Insurance and Annuity Company is a stock life insurance company. It is a wholly owned subsidiary of The Penn Mutual Life Insurance Company, Independence Square, Philadelphia, Pennsylvania.


                 INDIVIDUAL VARIABLE AND FIXED ANNUITY CONTRACT
                           FLEXIBLE PURCHASE PAYMENTS

                              Wilmington, Delaware
          Mailing Address: Independence Square, Philadelphia, PA 19172



IA-94